ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200
     ROCKY BRANDS, INC. ANNOUNCES FOURTH QUARTER AND 2008 FULL YEAR RESULTS
NELSONVILLE, Ohio, February 19, 2009 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2008.
Fourth Quarter Results
For the fourth quarter of 2008, net sales were $66.0 million versus net sales of $72.5 million in the fourth quarter of 2007. For the fourth quarter, the Company reported a net loss of $2.2 million, or ($0.41) per diluted share, versus a net loss of $23.6 million, or ($4.31) per diluted share for the fourth quarter of 2007. Results for the fourth quarter of 2008 include non-cash charges of $3.0 million, net of tax benefits, or ($0.54) per diluted share, for the write-down of the Lehigh and Gates trademarks. Results for the fourth quarter of 2007 include a non-cash charge of $23.5 million, net of tax benefits, or ($4.29) per diluted share, for goodwill impairment.
Excluding these charges, the Company reported net income of $0.7 million, or $0.13 per diluted share in the fourth quarter of 2008, compared to a net loss of $0.1 million, or ($0.02) per diluted share in the fourth quarter of 2007. A reconciliation of income per diluted share on a GAAP basis to income per diluted share excluding the non-cash impairment charges is shown below.
Full Year 2008 Results
For the full year 2008, net sales decreased 5.7% to $259.5 million versus net sales of $275.3 million in 2007. For the full year 2008, the Company reported net income of $1.2 million, or $0.21 per diluted share, compared to a net loss of $23.1 million, or ($4.22) per diluted share in 2007. Results for fiscal 2008 include non-cash charges of $3.0 million, net of tax benefits, or ($0.54) per diluted share, for the write-down of the Lehigh and Gates trademarks. Results for fiscal 2007 include a non-cash charge of $23.5 million, net of tax benefits, or ($4.30) per diluted share, for goodwill impairment.
Excluding these charges, the Company reported net income of $4.1 million, or $0.75 per diluted share in 2008, compared to net income of $0.4 million, or $0.08 per diluted share in 2007.
Mike Brooks, Chairman and Chief Executive Officer, commented, “Our operating results for the fourth quarter were in-line with our expectations and represent a nice finish to a solid year for our Company. Given the difficult economic conditions and the challenging consumer retail environment, we are pleased by the progress we made improving the productivity of our company throughout 2008. This included: lowering our operating expenses nearly $9 million, or 9%; improving our wholesale gross margin 180 basis points through increased manufacturing efficiencies and more favorable sales transaction terms; and better inventory management. This allowed us to report a dramatic increase in net income despite a modest sales decline. It also allowed us to reduce borrowings under our credit facility during the year resulting in a $2.3 million, or 20% decrease in annual interest expense payments and a $15.8 million, or 15% decline in our debt levels from a year ago.”
Fourth Quarter Review
Net sales for the fourth quarter were $66.0 million compared to $72.5 million a year ago. Wholesale sales for the fourth quarter were $49.4 million compared to $52.0 million for the same period in 2007. The decline in wholesale sales was primarily the result of supply chain disruptions caused by a dispute with a former vendor combined with the difficult economic conditions. Retail sales for the fourth quarter were $15.4 million compared to $19.0 million for the same period in 2007. Retail sales were negatively impacted by customer decisions to close plants, reduce headcount, and defer safety shoe purchases as the result of the challenging economy. Military segment sales for the fourth quarter were $1.2 million, versus $1.5 million in the same period of 2007.
Gross margin in the fourth quarter was $24.8 million, or 37.6% of sales, compared to $28.7 million or 39.6% of sales, for the same period last year. Wholesale gross margin for the fourth quarter was $16.8 million, or 34.0% of net sales, compared to $19.1 million, or 36.8% of net sales, in the same period last year. Retail gross margin for the fourth quarter was $7.9 million, or 51.0% of net sales, compared to $9.5 million, or 49.9% of net sales, for the same period in 2007. Military gross margin for the fourth quarter was $0.1 million, or 9.5% of net sales, versus $0.1 million, or 8.0% of sales in the fourth quarter a year ago.
Selling, general and administrative (SG&A) expenses decreased 17.5% or $4.6 million to $21.6 million, or 32.7% of sales, for the fourth quarter of 2008 compared to $26.2 million, or 36.1% of sales, a year ago. The decrease in SG&A expenses was primarily the result of reductions in compensation, tradeshow and distribution expenses.
Income from operations, excluding the non-cash intangible impairment charge, was $3.2 million, or 4.9% of net sales for the fourth quarter of 2008, compared to income from operations, excluding the impairment loss on the carrying value goodwill, of $2.5 million or 3.5% of net sales for the fourth quarter of 2007.
The Company’s funded debt decreased $15.8 million, or 15.3% to $87.7 million at December 31, 2008 versus $103.5 million at December 31, 2007. Interest expense decreased to $2.2 million for the fourth quarter of 2008 versus $2.9 million for the same period last year. The decrease in interest expense was due to reduced borrowings under the Company’s line of credit as well as lower interest rates compared to the same period last year.
Inventory decreased $5.1 million, or 6.8% to $70.3 million at December 31, 2008 compared with $75.4 million on the same date a year ago.
Mr. Brooks concluded, “The current financial crisis has obviously created some near-term challenges for the entire consumer industry however we believe our strong portfolio of brands and diverse channels of distribution have us well positioned for long-term success. Importantly, the supply chain disruptions we experienced last year are now behind us and we move forward confident in our ability to better service our accounts and meet demand for our entire product line. At the same time, we are focused on further reducing costs in our retail operations by shifting a greater percentage of that business to our higher operating margin e-commerce platform. We begin 2009 committed to executing our strategy and building on our recent successes in order to return greater value to our shareholders.”

Reconciliation of Income per Diluted Share on GAAP Basis to a non-GAAP Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Income / (Loss) per diluted share on a GAAP Basis	$(0.41)	$(4.31)	$0.21	$(4.22)
Exclude non-cash impairment charges	$0.54	$4.29	$0.54	$4.30
Income per diluted share on a non-GAAP basis *	$0.13	$(0.02)	$0.75	$0.08

*	Income per diluted share excluding the amounts shown above is a non-GAAP measure. The Company believes this is an important measure since it represents the income per diluted share from operations excluding the non-cash impairment charges.
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Michelin® and Mossy Oak®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding the focus on cost reduction (paragraph 13). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007 (filed March 6, 2008), the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 (filed May 1, 2008), the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 (filed August 6, 2008), and the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 (filed November 4, 2008). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
	Unaudited	Audited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$4,311,313	$6,537,884
Trade receivables – net	60,133,493	65,931,092
Other receivables	1,394,235	674,707
Inventories	70,302,174	75,403,664
Deferred income taxes	2,167,966	1,952,536
Income tax receivable	75,481	719,945
Prepaid expenses	1,455,158	2,226,920

Total current assets	139,839,820	153,446,748
FIXED ASSETS – net	23,549,319	24,484,050
IDENTIFIED INTANGIBLES & GOODWILL	31,020,478	36,509,690
OTHER ASSETS	2,452,501	2,284,039

TOTAL ASSETS	$196,862,118	$216,724,527

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$9,869,948	$11,908,902
Current maturities – long term debt	480,723	324,648
Accrued expenses:
Taxes — other	641,670	516,038
Other	4,261,686	5,421,083

Total current liabilities	15,254,027	18,170,671
LONG TERM DEBT – less current maturities	87,258,939	103,220,384
DEFERRED INCOME TAXES	9,438,924	13,247,953
DEFERRED LIABILITIES	3,960,472	360,928

TOTAL LIABILITIES	115,912,362	134,999,936
SHAREHOLDERS’ EQUITY:
Common stock, no par value; 25,000,000 shares authorized; issued and outstanding December 31, 2008 - 5,516,898; December 31, 2007 - 5,488,293	54,250,064	53,997,960

Accumulated other comprehensive loss	(3,222,215)	(1,051,232)
Retained earnings	29,921,907	28,777,863

Total shareholders’ equity	80,949,756	81,724,591

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$196,862,118	$216,724,527

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Audited
NET SALES	$66,045,405	$72,503,576	$259,538,145	$275,266,811

COST OF GOODS SOLD	41,234,024	43,795,164	157,294,936	167,272,735

GROSS MARGIN	24,811,381	28,708,412	102,243,209	107,994,076

OPERATING EXPENSES
Selling, general and administrative expenses	21,598,071	26,187,442	87,496,049	96,409,467
Non-cash intangible impairment charges	4,862,514	24,874,368	4,862,514	24,874,368

Total operating expenses	26,460,585	51,061,810	92,358,563	121,283,835

INCOME/(LOSS) FROM OPERATIONS	(1,649,204)	(22,353,398)	9,884,646	(13,289,759)

OTHER INCOME AND (EXPENSES):
Interest expense	(2,217,217)	(2,857,810)	(9,318,454)	(11,643,870)
Other – net	(58,103)	294,155	(26,718)	389,519

Total other — net	(2,275,320)	(2,563,655)	(9,345,172)	(11,254,351)

INCOME/(LOSS) BEFORE INCOME TAXES	(3,924,524)	(24,917,053)	539,474	(24,544,110)

INCOME TAX BENEFIT	(1,683,665)	(1,284,582)	(627,665)	(1,439,582)

NET INCOME/(LOSS)	$(2,240,859)	$(23,632,471)	$1,167,139	$(23,104,528)

NET INCOME/(LOSS) PER SHARE
Basic	$(0.41)	$(4.31)	$0.21	$(4.22)
Diluted	$(0.41)	$(4.31)	$0.21	$(4.22)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,509,691	5,488,293	5,508,614	5,476,281

Diluted	5,509,691	5,488,293	5,513,430	5,476,281